Exhibit 10.11.2

BLUEPHOENIX

September 6, 2012

Mr. Matt Bell
1902 Bigelow Ave North #203
Seattle, WA 98109

I am delighted to extend our offer for you to become CEO of BluePhoenix. The details of your offer are:

Position:	**President and CEO**
Reporting to:	**The BluePhoenix Board of Directors**
Start Date:	**July 1st, 2012**

Salary
Your annual salary will be: $300,000 (retroactive to start as CEO). You will be paid on the 15th and 30th of the month.

Benefits
You will be eligible for all standard BluePhoenix Solutions US, Inc. benefits, including health, dental, vision, life and disability insurance. Health, dental and vision insurance, 401(k) retirement savings plan and life insurance (if you opt for it) will be effective your first day of work. Disability insurance will be effective after 90 days of employment. Employee matching for 401(k) contributions will be based on BluePhoenix Solutions USA, Inc.'s plan documents.

Vacation & Holiday

New employees are granted three (3) weeks of vacation per year, which accrue at a rate of five (5) hours per payroll beginning on the date of hire. In addition, U.S. employees observe six (6) standard holidays and are given four (4) "floating" holidays. Scheduling of vacation and personal time should be arranged between you and your manager.

RSUs

In addition to the original agreement and amount outline in Matt's offer letter signed in March of 2012, BluePhoenix shall grant Matt, 75,000 RSUs (The RSUs shall vest over a period of three (3) years in monthly installments starting on his original hire date of March 2012 with a 6 month cliff).

Additionally BluePhoenix shall grant Matt RSUs based on performance and revenue goals outlined below

- $15 mill = 25,000 RSUs, if a net deal margin of 10% is achieved
- $22.5 mill = 50,000 RSUs, if a net deal margin of 12.5% is achieved
- $30 mill = 50,000 RSUs, if a net deal margin of 15% is achieved

Notwithstanding the foregoing, in case of a Change of Control, all such RSUs granted under this paragraph shall become fully vested. For purpose of this Section, "Change of Control" means any person, entity or affiliated group becoming the owner or owners of more than fifty percent (50%) of the outstanding equity securities of BluePhoenix, excluding existing investors. It is hereby agreed that increase in the current shareholders or any of its affiliates' holdings in BluePhoenix shall not be considered a change of control event.

Special Bonus

If the company is sold for more than $50 mill a special bonus of $500K will be paid to Matt. If the company is sold for more than $100 mill a special bonus of $1 mill will be paid to Matt.

Statement of Employment at Will

I am delighted that you have expressed an interest in BluePhoenix Solutions USA, Inc. and am confident that you will quickly become a key member of the BluePhoenix Solutions USA, Inc. team. However, your employment with BluePhoenix Solutions USA, Inc. is terminable at any time by you or us for any reason. In the event either party would like to terminate employment 3 months' notice is required in first year of employment. After the first year 6 months' notice is required by both sides. During the period of notice all salary, benefits, bonus accruing, vesting and payments will stay the same.

Please indicate your acceptance of our offer by signing one copy of this letter and returning to Faith Grum at (919) 577-0097 or via email at fgrum@bphx.com. Should you have any questions, please don't hesitate to contact me at (201) 452 1546.

Sincerely,

Mel Keating
Chairman of the Board of Directors, BluePhoenix

Accepted:

Cc: Personnel File